EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Monday, December 13, 2004

CLAYTON WILLIAMS ENERGY REPORTS

PROPERTY SALES

Midland, Texas, December 13, 2004 — Clayton Williams Energy, Inc.  (NASDAQ—NMS:CWEI) today reported that it had recently completed two property sales in separate transactions, one in west Texas and one in south Louisiana.

The Company sold its interest in the Jo Mill Unit in Borden County, Texas effective August 1, 2004 for cash proceeds of $22.1 million, subject to normal post-closing adjustments.  This property was acquired by the Company in May 2004 in connection with the Southwest Royalties merger.  The Company expects to report a pre-tax gain on this sale of approximately $3 million during the fourth quarter of 2004.

The Company also sold substantially all of its interests in the Romere Pass Unit in Plaquemines Parish, Louisiana effective December 10, 2004 for cash proceeds of $8.2 million, subject to normal post-closing adjustments.  The Company retained drilling rights to five locations in the unit, of which two are proved undeveloped locations and three are exploratory locations.  Since the purchaser assumed all of the Company’s asset retirement obligations applicable to the unit, the Company was able to cancel a $3.5 million letter of credit issued to a previous owner.  This unit was shut-in from mid-September through early November while repairs were being made to facilities damaged by Hurricane Ivan.  The Company expects to report a pre-tax loss on this sale of approximately $13 million during the fourth quarter of 2004.

Combined proceeds from these sales of $30.3 million were used to repay bank debt.  Together, these properties contributed approximately 725 barrels of oil per day and 840 Mcf of gas per day to the Company’s third quarter 2004 production.

MORE . . .

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility or oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production.  These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums	Mel G. Riggs

Director of Investor Relations

Chief Financial Officer

(432) 688-3419	(432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com